Pricing Supplement dated January 20, 1998                     Rule 424(b)(2)
(To Prospectus dated January 7, 1998 and                  File No. 333-43267
Prospectus Supplement dated January 12, 1998)

                    LIBERTY PROPERTY LIMITED PARTNERSHIP

                        Medium-Term Note - Fixed Rate


Face Amount:                                         $100,000,000
Issue Price:                                               99.843%
Interest Rate:                                               7.50%
Interest Payment Dates:                    March 15, September 15
Initial Interest Payment Date:                     March 15, 1998
Regular Record Dates:                        March 1, September 1
Stated Maturity Date:                            January 15, 2018
Denominations (if other than
$1,000 and integral multiples thereof)                        N/A
Trade Date:                                      January 20, 1998
Original Issue Date:                             January 23, 1998(1)
Net Proceeds to Issuer:                               $99,093,000
Agent's Commission:                                      $750,000
Name of Agent:                                Lehman Brothers Inc.
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(1) Interest will accrue from the Original Issue Date.

Agent acting in the capacity
indicated below:
   [ ] As Agent
   [X] As Principal
          Reoffering at:
         [ ] varying prices related to prevailing market prices at the time of resale
         [X] fixed public offering price of 99.843% of face value

Day Count Convention:
   [X] 30/360
   [ ] Actual/360
   [ ] Actual/Actual
   [ ] Other (see attached)

Redemption:
   [ ] The Notes cannot be redeemed prior to the Stated Maturity Date.
   [X] The Notes can be redeemed prior to Stated Maturity Date as follows:
       The Notes may be redeemed at any time at the option of the Issuer, in whole or from time to time in part, at a redemption price equal to the sum of: (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date; and (ii) the "Make-Whole Amount," if any, with respect to the Notes. The term "Make-Whole Amount" is defined in the Prospectus, dated January 7, 1998, of the Issuer and Liberty Property Trust, as supplemented by the Prospectus Supplement, dated January 12, 1998, of the Issuer, to which this Pricing Supplement relates.

Repayment:
   [X] The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Original Issue Discount:                         [ ]   Yes    [X]   No
        Total Amount of OID:
        Yield to Maturity:                                       %
        Initial Accrued Period:

Form:  [X]   Book-entry             [ ]   Certificated